CHICOPEE SAVINGS BANK
THREE-YEAR EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of October 28, 2015 (the “Effective Date”), by and between Chicopee Savings Bank, a Massachusetts-chartered financial institution (the “Bank”) and Guida R. Sajdak (the “Executive”).  Any reference to the “Company” means Chicopee Bancorp, Inc., the stock holding company of the Bank.  The Company is a signatory to this Agreement for the purpose of guaranteeing the Bank’s performance hereunder.

WHEREAS, Executive is presently Senior Vice President and Chief Financial Officer of the Company and the Bank; and is a party to a change in control agreement with the Bank, dated June 18, 2010 (the “Prior Agreement”); and

WHEREAS, in recognition of the Executive’s valuable contributions to the Company and the Bank, the parties desire to enter into this Agreement in order to induce Executive to continue her employment with the Company and the Bank, and to provide further incentive for Executive to achieve the financial and performance objectives of the Company and the Bank; and

WHEREAS, the Company and the Bank desire to set forth the rights and responsibilities of Executive and the compensation payable to Executive, as modified from time to time; and

WHEREAS, the parties agree that this Agreement will take effect, and supersede and replace the Prior Agreement, as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and upon the other terms and conditions provided for in this Agreement, the parties hereby agree as follows:

1.           Employment.   During the term of this Agreement, Executive agrees to serve as Senior Vice President and Chief Financial Officer of the Company and the Bank, and will perform the duties and will have all powers associated with such position as set forth in any job description provided to Executive by the Bank, and as may be set forth in the bylaws of the Bank.  During the term of this Agreement, Executive also agrees to serve, if elected, as an officer of any subsidiary or affiliate of the Bank and in such capacity carry out such duties and responsibilities reasonably appropriate to that office.

2.           Location and Facilities.  Executive’s working facilities and staff will be the same as in effect immediately prior to the Effective Date.  The location of such facilities and staff will be the same as in effect immediately prior to the Effective Date.

3.           Term.

a.	The term of this Agreement will begin as of the Effective Date and will continue for thirty-six (36) full calendar months.

b.
Commencing on the first anniversary of the Effective Date (the “Anniversary Date”) and continuing on each anniversary of the Effective Date thereafter, the term of this Agreement will renew for an additional year such that the remaining term is three years; provided, however, that in order for this Agreement to renew, the disinterested members of the Board of Directors of the Bank (the “Board”) must take the following actions prior to each Anniversary Date:  (i) conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend this Agreement; and (ii) affirmatively approve the renewal of this Agreement and include such decision in the minutes of the Board’s meeting.  If the disinterested members of the Board decide not to renew this Agreement, then the Board will provide Executive with a written notice of non-renewal (“Non-Renewal Notice”) no later than five business days after such action is taken, in which event this Agreement will terminate at the end of twenty-four (24) months following such Anniversary Date. The failure of the disinterested members of the Board to take the actions set forth herein before any Anniversary Date will result in the automatic non-renewal of this Agreement, even if the Board fails to affirmatively issue the Non-Renewal Notice to Executive.  If the Board fails to inform Executive of its determination regarding the renewal or non-renewal of this Agreement, the Executive may request that the Board provide Executive with the reason(s) for its action (or non-action), and the Board will respond to Executive within 30 days of the receipt of such request.  Reference herein to the term of this Agreement will refer to both such initial term and such extended terms.

4.           Base Compensation.

a.	The Bank agrees to pay Executive during the term of this Agreement a base salary at the rate of $186,000 per year, payable in accordance with customary payroll practices.

b.
The Board will review annually the rate of the Executive’s base salary based upon factors they deem relevant, and may maintain or increase her salary, provided that no such action will reduce the rate of salary below the rate in effect on the Effective Date.

c.
In the absence of action by the Board, the Executive will continue to receive salary at the annual rate specified on the Effective Date or, if another rate has been established under the provisions of this Section 4, the rate last properly established by action of the Board under the provisions of this Section 4.

5.           Bonuses.  The Executive will be eligible to participate in discretionary bonuses or other incentive compensation programs that the Company or the Bank may award from time to time to senior management employees pursuant to bonus plans or otherwise.

6.           Benefit Plans.  Executive will be eligible to participate in life insurance, medical, dental, pension, profit sharing, retirement and stock-based compensation plans and other programs and arrangements as may be approved from time to time by the Bank for the benefit of its employees.  Nothing in this Agreement shall create a right to participate in a supplemental executive retirement plan.

7.           Vacations and Leave.

a.	The Executive will be entitled to vacation and other leave in accordance with policy for senior executives, or otherwise as approved by the Board.

b.
In addition to paid vacation and other leave, the Executive will be entitled, without loss of pay, to absent herself voluntarily from the performance of her employment for such additional periods of time and for such valid and legitimate reasons as the Board may in its discretion determine.  Further, the Board may grant to the Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Board in its discretion may determine.

8.           Expense Payments and Reimbursements.  Executive will be reimbursed for all reasonable out-of-pocket business expenses incurred in connection with her services under this Agreement upon substantiation of such expenses in accordance with applicable policies of the Bank.

9.           [Reserved]

10.           Loyalty and Confidentiality.

a.
During the term of this Agreement, Executive will devote all her business time, attention, skill, and efforts to the faithful performance of her duties under this Agreement; provided, however, that from time to time, Executive may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations that will not present any conflict of interest with the Bank or any of its subsidiaries or affiliates, unfavorably affect the performance of Executive’s duties pursuant to this Agreement, or violate any applicable statute or regulation.  Executive will not engage in any business or activity contrary to the business affairs or interests of the Bank or any of its subsidiaries or affiliates.

b.
Nothing contained in this Agreement will prevent or limit Executive’s right to invest in the capital stock or other securities or interests of any business dissimilar from that of the Bank, or, solely as a passive, minority investor, in any business.

c.
Executive agrees to maintain the confidentiality of any and all information concerning the operation or financial status of the Bank; the names or addresses of any of its borrowers, depositors and other customers; any information concerning or obtained from such customers; and any other information concerning the Bank or its subsidiaries or affiliates to which she may be exposed during the course of her employment.  Executive further agrees that, unless required by law or specifically permitted by the Board in writing, she will not disclose to any person or entity, either during or subsequent to her employment, any of the above-mentioned information which is not generally known to the public, nor will she use the information in any way other than for the benefit of the Bank.

11.           Termination and Termination Pay.  Subject to Section 12 of this Agreement, Executive’s employment under this Agreement may be terminated in the following circumstances:

a.
Death.  Executive’s employment under this Agreement will terminate upon her death during the term of this Agreement, in which event Executive’s estate will receive the compensation due to Executive through the last day of the calendar month in which her death occurred.

b.
Retirement.  This Agreement will terminate upon Executive’s retirement under the retirement benefit plan or plans in which she participates pursuant to Section 6 of this Agreement or otherwise.  Executive will receive the compensation due to her through her retirement date.

     c.        Disability.

i.
In the event of Executive’s Disability, Executive will be entitled to disability benefits, if any, provided under a long-term disability plan sponsored by the Bank, if applicable.  For purposes of this Agreement, “Disability” will be deemed to have occurred if: (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months, Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank or the Company; or (iii) Executive is determined to be totally disabled by the Social Security Administration, and in all cases Disability will satisfy the definition of Disability under Section 409A of the Code.

ii.
In the event of her Disability, Executive will no longer be obligated to perform services under this Agreement.  The Bank will pay Executive, as Disability pay, an amount equal to one hundred percent (100%) of Executive’s bi-weekly rate of base salary in effect as of the date of her termination of employment due to Disability. The Bank will make Disability payments on a monthly basis commencing on the first day of the month following the effective date of Executive’s termination of employment due to Disability and ending on the earlier of: (A) the date she returns to full-time employment at the Bank in the same capacity as she was employed prior to her termination for Disability; (B) her death; (C) her attainment of age 65; or (D) the date this Agreement would have expired had Executive’s employment not terminated by reason of Disability. Such payments will be reduced by the amount of any short- or long-term disability benefits payable to Executive under any other disability programs sponsored by the Bank.  In addition, during any period of Executive’s Disability, the Bank will continue to provide Executive and her dependents, to the greatest extent possible, with continued coverage under all benefit plans (including, without limitation, medical, dental and life insurance plans) in which Executive and/or her dependent participated prior to her Disability on the same terms as if she remained actively employed by the Bank.

d.           Termination for Cause.

i.
The Board may, by written notice to Executive in the form and manner specified in this paragraph, terminate her employment at any time for “Cause.”  Executive will have no right to receive compensation or other benefits for any period after termination for Cause.  Termination for Cause will mean termination because of, in the good faith determination of the Board, Executive’s:

(1)	Personal dishonesty;

(2)	Incompetence;

(3)	Willful misconduct;

(4)	Breach of fiduciary duty involving personal profit;

(5)	Intentional failure to perform stated duties;

(6)
Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflects adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude or any violation of a final cease-and-desist order; or

(7)	Material breach by Executive of any provision of this Agreement.

ii.
Notwithstanding the foregoing, Executive will not be deemed to have been terminated for Cause by the Bank, unless the Bank has delivered to Executive a copy of a resolution duly adopted at a meeting of the Board where in the good faith opinion of the Board, Executive was guilty of the conduct described above and specifying the particulars of this conduct.

e.
Voluntary Termination by Executive.  In addition to her other rights to terminate under this Agreement, Executive may voluntarily terminate employment during the term of this Agreement upon at least sixty (60) days prior written notice to the Board. Upon Executive’s voluntary termination, she will receive only her compensation, and vested rights and benefits to the date of her termination.

f.	Without Cause or With Good Reason.

i.
In addition to termination pursuant to Sections 11(a) through 11(e), the Board may, by written notice to Executive, immediately terminate her employment at any time for a reason other than Cause (a termination “Without Cause”) and Executive may, by written notice to the Board, terminate her employment under this Agreement for “Good Reason,” as defined below (a termination “With Good Reason”).

ii.
Subject to Section 12 of this Agreement, in the event of termination under this Section 11(f), Executive will be entitled to receive her base salary in effect as of her termination datefor the remaining term of the Agreement payable in one lump sum within ten (10) calendar days of such termination.  Also, in such event, Executive will receive a cash lump sum payment, payable within ten (10) calendar days of such termination, equal to the benefits she would have received during the remaining term of the Agreement under any retirement programs (whether tax-qualified or non-qualified) in which Executive participated prior to her termination (with the amount of the benefits determined by reference to the benefits received by the Executive or accrued on her behalf under such programs during the twelve (12) months preceding her termination) and continue to participate in any benefit plans of the Bank that provide health (including medical and dental), or life insurance, or similar coverage upon terms no less favorable than the most favorable terms provided to senior executives of the Bank during such period.  If the Bank cannot provide one or more of the benefits set forth in this Section because Executive is no longer an employee, applicable rules and regulations prohibit such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination.  Such cash payment shall be made in a lump sum within thirty (30) days after the later of Executive’s date of termination or the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties.

iii.	For purposes of this Agreement “Good Reason” will mean the occurrence of any of the following events without the Executive’s consent:

(1)	The assignment to Executive of duties that constitute a material diminution of her authority, duties, or responsibilities (including reporting requirements);

(2)	A material diminution in Executive’s Base Salary;

(3)	Relocation of Executive to a location outside of Hampden County or Hampshire County, Massachusetts; or

(4)	Any other action or inaction by the Bank that constitutes a material breach of this Agreement;

provided, that within ninety (90) days after the initial existence of such event, the Bank will be given notice and an opportunity, not less than thirty (30) days, to effectuate a cure for such asserted “Good Reason” by Executive.  Executive’s resignation hereunder for Good Reason will not occur later than one hundred fifty (150) days following the initial date on which the event Executive claims constitutes Good Reason occurred.

g.	Continuing Covenant Not to Compete or Interfere with Relationships. Regardless of anything herein to the contrary, following a termination by the Bank or Executive pursuant to Section 11(f):

i.	Executive’s obligations under Section 10(c) of this Agreement will continue in effect; and

ii.
During the period ending on the first anniversary of such termination, Executive will not serve as an officer, director or employee of any bank holding company, bank, savings association, savings and loan holding company, mortgage company or other financial institution that offers products or services competing with those offered by the Bank and that is located within Hampden County or Hampshire County, Massachusetts and, further, Executive will not interfere with the relationship of the Bank, its subsidiaries or affiliates and any of their employees, agents, or representatives.

12.           Termination in Connection with a Change in Control.

a.	For purposes of this Agreement, a “Change in Control” means any of the following events:

i.
Merger: The Company or the Bank merges into or consolidates with another entity, or merges another corporation into the Company or the Bank, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation;

ii.
Acquisition of Significant Share Ownership:  There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (ii) will not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

iii.
Change in Board Composition:  During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the members) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period will be deemed to have also been a director at the beginning of such period; or

iv.	Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

b.
Termination.  If within the period ending two (2) years after a Change in Control, (i) the Bank terminates Executive’s employment Without Cause, or (ii) Executive voluntarily terminates her employment With Good Reason, the Bank will, within ten calendar days of the termination of Executive’s employment, make a lump-sum cash payment to her equal to three (3) times Executive’s “Total Compensation.”   Total Compensation is the greater of: (i) the Total Compensation earned in the calendar year immediately preceding the calendar year of the Change in Control, or (ii) the Total Compensation earned in the calendar year immediately preceding the year of the termination of employment.  “Total Compensation” includes: (x) base salary and any other taxable income, including, but not limited to, amounts related to the granting, vesting or exercise of restricted stock or stock option awards, commissions, bonuses, retirement benefits, and fringe benefits paid to Executive or accrued for Executive’s benefit, and (y) any profit sharing, employee stock ownership plan and other retirement contributions or benefits, including to any tax-qualified plan or arrangement (whether or not taxable) made or accrued on behalf of Executive for such year.  The cash payment made under this Section 12(b) will be made in lieu of any payment also required under Section 11(f) of this Agreement because of Executive’s termination of employment; however, Executive’s rights under Section 11(f) are not otherwise affected by this Section 12.  Also, in such event, the Executive will, for a thirty-six (36) month period following her termination of employment, continue to participate in any benefit plans of the Bank that provide health (including medical and dental), or life insurance, or similar coverage upon terms no less favorable than the most favorable terms provided to senior executives of the Bank during such period.   If the Bank cannot provide one or more of the benefits set forth in this Section because Executive is no longer an employee, applicable rules and regulations prohibit such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination.  Such cash payment shall be made in a lump sum within thirty (30) days after the later of Executive’s date of termination or the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties.

c.
The provisions of Section 12 and Sections 14 through 27, including the defined terms used in such sections, will continue in effect until the later of the expiration of this Agreement or one year following a Change in Control.

13. Indemnification and Liability Insurance.  Subject to, and limited by Section 26 of this Agreement, the Bank will provide the following:

a.
Indemnification.  The Bank agrees to indemnify Executive (and her heirs, executors, and administrators), and to advance expenses related to this indemnification, to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities that Executive reasonably incurs in connection with or arising out of any action, suit, or proceeding in which she may be involved by reason of her service as a director or Executive of the Bank or any of its subsidiaries or affiliates (whether or not she continues to be a director or Executive at the time of incurring any such expenses or liabilities).  Covered expenses and liabilities include, but are not limited to, judgments, court costs, and attorneys’ fees and the costs of reasonable settlements, subject to Board approval, if the action is brought against Executive in her capacity as an Executive or director of the Bank or any of its subsidiaries. Indemnification for expenses will not extend to matters related to Executive’s termination for Cause.  Notwithstanding anything in this Section 13(a) to the contrary, the Bank will not be required to provide indemnification prohibited by applicable law or regulation.  The obligations of this Section 13 will survive the term of this Agreement by a period of six (6) years.

b.
Insurance.  During the period for which the Bank must indemnify Executive, the Bank will provide Executive (and her heirs, executors, and administrators) with coverage under a directors’ and officers’ liability policy at the Bank’s expense, that is at least equivalent to the coverage provided to directors and senior executives of the Bank.

14.              Reimbursement of Executive’s Expenses to Enforce this Agreement.   The Bank will reimburse the Executive for all reasonable out-of-pocket expenses, including, without limitation, reasonable attorney’s fees, incurred by the Executive in connection with successful enforcement by the Executive of the obligations of the Bank to the Executive under this Agreement.  Successful enforcement will mean the grant of an award of money or the requirement that the Bank take some action specified by this Agreement:  (i) as a result of court order; or (ii) otherwise by the Bank following an initial failure of the Bank to pay such money or take such action promptly after written demand therefor from the Executive stating the reason that such money or action was due under this Agreement at or prior to the time of such demand.

15.           Limitation On Payments Under Certain Circumsances.  In no event shall the payments or benefits to be made or provided to Executive under Section 12(b) hereof (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with Section 280G of the Code.  The reduction of the Termination Benefits provided by this Section 3 shall be applied to the cash severance benefits otherwise payable under Section 12(b) hereof.

16.           Injunctive Relief.  Upon a breach or threatened breach of Section 11(g) of this Agreement or the prohibitions upon disclosure contained in Section 10(c) of this Agreement, the parties agree that there is no adequate remedy at law for such breach, and the Bank will be entitled to injunctive relief restraining Executive from such breach or threatened breach, but such relief will not be the exclusive remedy for a breach of this Agreement.  The parties further agree that Executive, without limitation, may seek injunctive relief to enforce the obligations of the Bank under this Agreement.

17.           Successors and Assigns.

a.
This Agreement will inure to the benefit of and be binding upon any corporate or other successor of the Bank which will acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank.

b.
Since the Bank is contracting for the unique and personal skills of Executive, Executive will not assign or delegate her rights or duties under this Agreement without first obtaining the written consent of the Bank.

18.           No Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment will be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

19.           Notices.  All notices, requests, demands and other communications in connection with this Agreement will be made in writing and will be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed to the Bank at their principal business offices and to Executive at her home address as maintained in the records of the Bank.

20.           No Plan Created by this Agreement.  Executive and the Bank expressly declare and agree that this Agreement was negotiated among them and that no provision or provisions of this Agreement are intended to, or will be deemed to, create any plan for purposes of the Employee Retirement Income Security Act of 1974 (“ERISA”) or any other law or regulation, and each party expressly waives any right to assert the contrary.  Any assertion in any judicial or administrative filing, hearing, or process that an ERISA plan was created by this Agreement will be deemed a material breach of this Agreement by the party making the assertion.

21.           Amendments.  No amendments or additions to this Agreement will be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

22.           Applicable Law.  Except to the extent preempted by federal law, the laws of the Commonwealth of Massachusetts will govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

23.           Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any one provision will not affect the validity or enforceability of the other provisions of this Agreement.

24.           Headings.  Headings contained in this Agreement are for convenience of reference only.

25.           Entire Agreement.  This Agreement, together with any modifications subsequently agreed to in writing by the parties, will constitute the entire agreement among the parties with respect to the foregoing subject matter, other than written agreements applicable to specific plans, programs or arrangements described in Sections 5 and 6.

26.           Required Provisions.  In the event any of the foregoing provisions of this Agreement conflict with the terms of this Section 26, this Section 26 will prevail.

a.
The Bank’s board of directors may terminate Executive’s employment at any time, but any termination by the Bank, other than termination for Cause, will not prejudice Executive’s right to compensation or other benefits under this Agreement.  Executive will not have the right to receive compensation or other benefits for any period after termination for Cause as defined in Section 11(d) of this Agreement.

b.
If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(3) or (g)(1), the Bank’s obligations under this contract will be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may, in its discretion:  (i) pay Executive all or part of the compensation withheld while their contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

c.
If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all obligations of the Bank under this contract will terminate as of the effective date of the order, but vested rights of the contracting parties will not be affected.

d.
If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1), all obligations under this contract will terminate  as of the date of default, but this paragraph will not affect any vested rights of the contracting parties.

e.
All obligations under this contract will terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution:  (i) by the Director of the OTS (or her designee) at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1823(c), or (ii) by the Director of the OTS (or her designee) at the time the Director (or her designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, will not be affected by such action.

f.
Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

27.           Section 409A of the Code.

a.
This Agreement is intended to comply with the requirements of Section 409A of the Code, and specifically, with the “short-term deferral exception” under Treasury Regulation Section 1.409A-1(b)(4) and the “separation pay exception” under Treasury Regulation Section 1.409A-1(b)(9)(iii), and will in all respects be administered in accordance with Section 409A of the Code.  If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on Executive under Section 409A of the Code, then such payment or benefit will be provided in full at the earliest time thereafter when such sanctions will not be imposed.  For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under Section 409A of the Code), each payment made under this Agreement will be treated as a separate payment, the right to a series of installment payments under this Agreement (if any) is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Agreement, the payment will be made by December 31 of the calendar year in which the designated date occurs.  To the extent that any payment provided for hereunder would be subject to additional tax under Section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A of the Code, such provision will be deemed null and void to the extent permitted by applicable law, and any such amount will be payable in accordance with b. below.  In no event will Executive, directly or indirectly, designate the calendar year of payment.

b.
If when separation from service occurs Executive is a “specified employee” within the meaning of Section 409A of the Code, and if the cash severance payment under Section 11(f)(ii) or 12(b) of this Agreement would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available (i.e., the “short-term deferral exception” under Treasury Regulations Section 1.409A-1(b)(4) or the “separation pay exception” under Treasury Section 1.409A-1(b)(9)(iii)), the Bank or the Company will make the maximum severance payment possible in order to comply with an exception from the six month requirement and make any remaining severance payment under Section 11(f)(ii) or 12(b) of this Agreement to Executive in a single lump sum without interest on the first payroll date that occurs after the date that is six (6) months after the date on which Executive separates from service.

c.
If (x) under the terms of the applicable policy or policies for the insurance or other benefits specified in Section 11(f)(ii) or 12(b) of this Agreement it is not possible to continue coverage for Executive and her dependents, or (y) when a separation from service occurs Executive is a “specified employee” within the meaning of Section 409A of the Code, and if any of the continued insurance coverage or other benefits specified in Section 11(f)(ii) or 12(b) of this Agreement would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance or other benefit, the Bank or the Company will pay to Executive in a single lump sum an amount in cash equal to the value of the Bank’s projected cost to maintain that particular insurance benefit had Executive’s employment not terminated, assuming continued coverage for 36 months.  The lump-sum payment will be made thirty (30) days after employment termination or, if Section 27(b) applies, on the first payroll date that occurs after the date that is six (6) months after the date on which Executive separates from service.

d.
References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Section 409A of the Code.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Time.

CHICOPEE BANCORP, INC.

By: /s/ William J. Wagner_______________________________
William J. Wagner

CHICOPEE SAVINGS BANK

By: /s/ William J. Wagner_______________________________
William J. Wagner

EXECUTIVE

By: /s/ Guida R. Sajdak_______________________________
Guida R. Sajdak